Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree (i) to the joint filing, on behalf of each of them, of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value US$0.00001 per share, of Aclaris Therapeutics, Inc.; and (ii) that this joint filing agreement may be included as an Exhibit to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

Biosion, Inc.

Signature: /s/ MINGJIU CHEN

Name/Title: MINGJIU CHEN / CEO

Bonita Biotech (HK) Limited

Signature: /s/ MINGJIU CHEN

Name/Title: MINGJIU CHEN / Director